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                                                FILED PURSUANT TO RULE 424(B)(3)
                                                              FILE NO. 333-94633


                    INNOVATIVE GAMING CORPORATION OF AMERICA

                     PROSPECTUS SUPPLEMENT TO THE PROSPECTUS
                               DATED MAY 17, 2001

                        11,599,284 SHARES OF COMMON STOCK

         This Prospectus Supplement reflects a change in the Selling Shareholders table on pages 9 through 11 of the Prospectus dated May 17, 2001 (the "Prospectus"). This prospectus supplement should be read together with the Prospectus, and highlights and replaces some information in the Prospectus.

         On or about June 22, 2001, Wayne W. Mills, a shareholder listed in the Selling Shareholders table of the Prospectus, transferred an aggregate of 125,000 shares of Common Stock, $.01 par value per share, of Innovative Gaming Corporation of America to Jens Dalsgaard.

         The table of Selling Shareholders in the Prospectus is amended to reflect the above-referenced transfer by reducing the number of shares offered by Wayne W. Mills by 125,000 and adding the following Selling Shareholder:

                                           SHARES            PERCENTAGE                               PERCENTAGE
                                        BENEFICIALLY         BENEFICIAL       NUMBER OF SHARES        BENEFICIAL
                                       OWNED PRIOR TO     OWNERSHIP BEFORE   OFFERED BY SELLING     OWNERSHIP AFTER
      NAME OF BENEFICIAL OWNER          THE OFFERING          OFFERING          SHAREHOLDER            OFFERING
      ------------------------         --------------     ----------------   ------------------     ---------------
Wayne W. Mills                          2,373,346 (1)         4.9% (1)          2,243,346 (1)              *

Jens Dalsgaard                             125,000                *                125,000                 *


-----------------
*Less than 1%.

(1) Includes (i) 1,937,096 shares of common stock issuable upon conversion of shares of Series F Preferred Stock, and (ii) 306,250 shares issuable upon exercise of warrants exercisable currently or within 60 days. The number of common shares issuable upon conversion of Series F Preferred Stock and offered by the selling shareholder, as referenced above, is based upon the maximum number of common shares issuable upon conversion of such series of preferred stock. The selling shareholder has contractually agreed to restrict its ability to convert preferred stock (and receive common stock in payment of dividends thereon) to the extent that the number of shares of common stock held by it and its affiliates after such conversion exceed 4.9% of IGCA's outstanding common stock.


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          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
              SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF
                     THESE SECURITIES OR DETERMINED IF THIS
                    PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING
                       PROSPECTUS IS TRUTHFUL OR COMPLETE.
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            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JUNE 28, 2001.